EXHIBIT 3

EQUITY COMMITMENT LETTER

July 30, 2014

Harvest Holdings Limited

c/o Intertrust Corporate (Services) Limited

190 Elgin Avenue

George Town

Grand Cayman KY1-9005

Cayman Islands

RE:	Equity Commitment

Ladies and Gentlemen:

This letter agreement sets forth the commitment of Yiheng Capital, LLC, a Delaware limited liability company, on behalf of funds managed and/or advised by it and its and their Affiliates (the “Sponsor”), subject to the terms and conditions contained herein, to purchase, directly or indirectly, certain equity interests of Harvest Holdings Limited, an exempted company with limited liability incorporated under the Laws of the Cayman Islands (“Holdco”). It is contemplated that, pursuant to that certain Agreement and Plan of Merger, dated as of the date hereof (as amended, restated, supplemented or otherwise modified from time to time, the “Merger Agreement”), among Le Gaga Holdings Limited (the “Company”), Harvest Parent Limited, a direct wholly-owned Subsidiary of Holdco (“Parent”), and Harvest Merger Limited, a direct wholly-owned Subsidiary of Parent (“Merger Sub”), Merger Sub will merge with and into the Company (the “Merger”), with the Company surviving the Merger as a direct wholly-owned Subsidiary of Parent. Capitalized terms used in this letter and not otherwise defined herein have the meanings ascribed to such terms in the Merger Agreement.

1. Equity Commitment.

(a) The Sponsor shall, at or immediately prior to the Effective Time, subject to the terms and conditions set forth herein, purchase, or cause the purchase of, equity interests of Holdco and pay, or cause to be paid, to Holdco in immediately available funds an aggregate cash purchase price equal to US$15,000,000 (such amount, subject to adjustment pursuant to Section 1(b) hereof, the “Equity Commitment”), which will be (i) contributed by Holdco to Parent and (ii) used by Parent solely for the purpose of funding, to the extent necessary to fund, such portion of the Merger Consideration required to be paid by Parent to consummate the Merger pursuant to and in accordance with the Merger Agreement, together with related fees and expenses; provided that the Sponsor shall not, under any circumstances, be obligated to contribute more than the Equity Commitment to Holdco and the liability of the Sponsor hereunder shall not exceed the amount of the Equity Commitment.

(b) The Sponsor may effect the funding of the Equity Commitment directly or indirectly through one or more direct or indirect Subsidiaries of the Sponsor or any other investment fund advised or managed by an Affiliate of the Sponsor or any other investment fund that is a limited partner of the Sponsor or of an Affiliate of the Sponsor. The Sponsor will not be under any obligation under any circumstances to contribute more than the amount of the Equity Commitment to Holdco, Parent, Merger Sub or any other person pursuant to the terms of this letter agreement. In the event Holdco and/or Parent does not require an amount equal to the Equity Commitment in order to consummate the Merger, the amount of the Equity Commitment to be funded under this letter agreement shall be reduced by Holdco, to the level sufficient, in combination with the other financing arrangements contemplated by the Merger Agreement, for Parent and Merger Sub to consummate the transactions contemplated by the Merger Agreement, including the Merger (the “Transactions”).

2. Conditions. The Equity Commitment shall be subject to (a) the satisfaction in full (or waiver, if permissible), at or prior to the Closing of each of the conditions set forth in Section 8.01 and Section 8.02 of the Merger Agreement (other than any conditions that by their nature are to be satisfied at the Closing but subject to the prior or substantially concurrent satisfaction of such conditions), (b) the substantially contemporaneous consummation of the Closing and (c) the Debt Financing and/or the Alternative Financing (if applicable) having been funded or is expected to be funded at the Closing in accordance with the terms thereof if the Equity Financing is funded at the Closing.

3. Limited Guarantee. Concurrently with the execution and delivery of this letter agreement, the Sponsor is executing and delivering to the Company a limited guarantee (the “Limited Guarantee”) guaranteeing the Obligations (as defined in the Limited Guarantee). Other than with respect to the Retained Claims (as such term is defined under the Limited Guarantee) and subject to Section 4 hereof, the Company’s remedies against the Sponsor under the Limited Guarantee (as set forth in and in accordance with the terms of the Limited Guarantee) shall be, and are intended to be, the sole and exclusive direct or indirect remedies (whether at law or in equity, whether sounding in contract, tort, statute or otherwise) available to the Company and its Affiliates against the Sponsor and the Non-Recourse Parties (as defined in the Limited Guarantee) in respect of any claims, liabilities or obligations arising out of or relating to this letter agreement, the Merger Agreement and the Transactions, including in the event Parent or Merger Sub breaches its obligations under the Merger Agreement, whether or not Parent’s or Merger Sub’s breach is caused by the Sponsor’s breach of its obligations under this letter agreement.

4. Enforceability; Third-Party Beneficiary; Specific Performance.

(a) Other than as specifically set forth in Section 4(b), there are no third party beneficiaries of this letter agreement and nothing in this letter agreement, express or implied, is intended to confer on any person other than the parties hereto (and their respective successors, heirs and permitted assigns), any rights, remedies, obligations or liabilities. The Sponsor acknowledges and agrees that irreparable damage would occur in the event that any of the provisions of this letter agreement were not performed in accordance with its specific terms or were otherwise breached and further agree that the Company shall be entitled to an injunction, specific performance and other equitable relief in accordance with the provisions of Section 4(b), in addition to any other remedy to which it is entitled at law or in equity, and shall not be required to provide any bond or other security in connection with any such order or injunction. Holdco further agrees not to oppose the granting of any such injunction, specific performance and other equitable relief on the basis that (i) the Company has an adequate remedy at law or (ii) an award of an injunction, specific performance or other equitable relief is not an appropriate remedy for any reason at law or in equity.

(b) This letter agreement may only be enforced (i) by Holdco or (ii) by the Company to seek specific performance of the Sponsor’s obligations to fund the Equity Commitment solely in accordance with, and to the extent expressly permitted by, Section 10.06 of the Merger Agreement, and subject further to Section 6 and Section 7, as though the Company were a party hereto. None of Holdco’s, Parent’s, Merger Sub’s or the Company’s creditors shall have the right to enforce this letter agreement or to cause Holdco, Parent, Merger Sub or the Company to enforce this letter agreement against the Sponsor. The Company is a third-party beneficiary of this letter agreement to the extent and only to the extent that it seeks specific performance to cause Parent and/or Merger Sub to seek specific performance of the Sponsor’s obligations to fund the Equity Commitment in accordance with, and subject to the limitations contained in, Section 10.06 of the Merger Agreement. Parent is a third-party beneficiary of the first sentence of Section 5. Nothing in this letter agreement, express or implied, is intended to confer upon any person other than Holdco, the Sponsor and, to the extent provided in this Section 4, the Company and Parent, any rights or remedies under or by reason of this letter agreement.

5. No Modification; Entire Agreement. This letter agreement may not be amended or otherwise modified without the prior written consent of Holdco, Parent and the Sponsor. Holdco covenants and agrees that it shall cause Parent and Merger Sub not to grant any waiver in respect of, or amend or otherwise modify, any provisions of the Merger Agreement (including but not limited to the conditions set forth in Section 8.01 and Section 8.02 of the Merger Agreement) without the prior written consent of the Sponsor. Together with the Merger Agreement, the Rollover Agreement, the Limited Guarantee, and the Consortium Agreement, this letter agreement constitutes the sole agreement, and supersedes all prior agreements, understandings and statements, written or oral, between, the Sponsor or any of its Affiliates, on the one hand, and Holdco or any of its Affiliates, on the other hand, with respect to the transactions contemplated hereby. Each of the parties acknowledges that each party and its respective counsel have reviewed this letter agreement and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this letter agreement.

6. Governing Law. This letter agreement and all disputes or controversies arising out of or relating to this letter agreement or the transactions contemplated hereby shall be interpreted, construed and governed by and in accordance with the Laws of the State of New York without regard to the conflicts of Law principles thereof.

7. Dispute Resolution.

(a) Any disputes, actions and proceedings against any party hereto or arising out of or in any way relating to this letter agreement shall be submitted to the Hong Kong International Arbitration Centre (“HKIAC”) and resolved in accordance with the Arbitration Rules of HKIAC in force at the relevant time and as may be amended by this Section 7(a) (the “Rules”). The place of arbitration shall be Hong Kong. The official language of the arbitration shall be English and the arbitration tribunal shall consist of three arbitrators (each, an “Arbitrator”). The claimant(s), irrespective of number, shall nominate jointly one Arbitrator; the respondent(s), irrespective of number, shall nominate jointly one Arbitrator; and a third Arbitrator will be nominated jointly by the first two Arbitrators and shall serve as chairman of the arbitration tribunal. In the event the claimant(s) or respondent(s) or the first two Arbitrators shall fail to nominate or agree the joint nomination of an Arbitrator or the third Arbitrator within the time limits specified by the Rules, such Arbitrator shall be appointed promptly by the HKIAC. The arbitration tribunal shall have no authority to award punitive or other punitive-type damages. The award of the arbitration tribunal shall be final and binding upon the disputing parties. Any party to an award may apply to any court of competent jurisdiction for enforcement of such award and, for purposes of the enforcement of such award, the parties irrevocably and unconditionally submit to the jurisdiction of any court of competent jurisdiction and waive any defenses to such enforcement based on lack of personal jurisdiction or inconvenient forum.

(b) Notwithstanding the foregoing, the parties hereto consent to and agree that in addition to any recourse to arbitration as set out in this Section 7, any party may, to the extent permitted under the Laws of the jurisdiction where application is made, seek an interim injunction from a court or other authority with competent jurisdiction and, notwithstanding that this letter agreement is governed by the Laws of the State of New York, a court or authority hearing an application for injunctive relief may apply the procedural Law of the jurisdiction where the court or other authority is located in determining whether to grant the interim injunction. For the avoidance of doubt, this Section 7(b) is only applicable to the seeking of interim injunctions and does not restrict the application of Section 7(a) in any way.

8. Counterparts. This letter agreement may be executed in any number of counterparts (including by e-mail of PDF or scanned versions or by facsimile), each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

9. Termination. This letter agreement and the obligation of the Sponsor to fund the Equity Commitment will terminate automatically and immediately upon the earliest to occur of (a) the valid termination of the Merger Agreement in accordance with its terms (unless the Company shall have previously commenced a dispute, action or proceeding pursuant to and in accordance with Section 4 and Section 7 hereof, in which case this letter agreement shall terminate upon the final and conclusive and binding determination of such dispute, action or proceeding and the satisfaction by the Sponsor of any obligations finally determined or agreed to be owed by the Sponsor), (b) the Closing, at which time such obligation will be discharged but subject to the performance of such obligation, (c) the Company or any of its Affiliates asserting a claim that would make the Limited Guarantee become terminable in accordance with the terms thereof, and (d) the Company or any of its Affiliates having received the payment of all of the Parent Termination Fee.

10. No Recourse. Notwithstanding anything that may be expressed or implied in this letter agreement or any document or instrument delivered in connection herewith, and notwithstanding the fact that the Sponsor may be a partnership or limited liability company, by its acceptance of the benefits of this letter agreement, Holdco covenants, acknowledges and agrees that no Person other than the Sponsor (and its permitted successors and assigns under this letter agreement pursuant to the terms hereof) has any obligations hereunder and that no recourse shall be had hereunder, or for any claim based on, in respect of, or by reason of, such obligations or their creation, against, and no personal liability shall attach to, be imposed on or otherwise be incurred by any Non-Recourse Party (as defined in the Limited Guarantee), through Holdco, Parent, Merger Sub or otherwise, whether by or through attempted piercing of the corporate veil, by or through a claim by or on behalf of Holdco against any Non-Recourse Party (as defined in the Limited Guarantee), by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute, regulation or applicable Law, or otherwise.

11. Representations and Warranties. The Sponsor hereby represents and warrants to Holdco that (a) the Sponsor has all limited liability company or other organizational power and authority to execute, deliver and perform this letter agreement, (b) the execution, delivery and performance of this letter agreement by the Sponsor has been duly and validly authorized and approved by all necessary limited partnership action by it, (c) this letter agreement has been duly and validly executed and delivered by the Sponsor and (assuming due execution and delivery of this letter agreement, the Merger Agreement and the Limited Guarantee by all parties hereto and thereto, as applicable) constitutes a valid and legally binding obligation of the Sponsor, enforceable against it in accordance with the terms of this letter agreement (subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and (ii) general equitable principles (whether considered in a proceeding in equity or at law)), (d) the Equity Commitment is less than the maximum amount that the Sponsor is permitted to invest in any one portfolio investment pursuant to the terms of its constituent documents or otherwise, (e) the Sponsor has uncalled capital commitments or otherwise has available funds in excess of the sum of the Equity Commitment plus the aggregate amount of all other commitments and obligations it currently has outstanding, (f) no action, consent, permit, authorization by, and no notice to or filing with, any governmental entity is required in connection with the execution, delivery or performance of this letter agreement by the Sponsor and (g) the execution, delivery and performance of this letter agreement by the Sponsor do not (x) violate the organizational documents of the Sponsor, (y) violate any applicable Law binding on the Sponsor or the assets of the Sponsor or (z) conflict with any material agreement binding on the Sponsor.

12. No Assignment. The Sponsor’s obligation to fund the Equity Commitment may not be assigned or delegated (whether by operation of Law, merger, consolidation or otherwise), except that the Sponsor may assign or delegate all or a portion of its obligations to fund the Equity Commitment to any of the Sponsor’s Affiliates or any other investment fund advised or managed by such Affiliate; provided that any such assignment or delegation shall not relieve the Sponsor of its obligations under this letter agreement to the extent not performed by such Affiliate or fund. Holdco may not assign its rights to any of its Affiliates or other entity owned directly or indirectly by the beneficial owners of Holdco, without the prior written consent of the Sponsor and the Company (which shall be given or withheld solely in the discretion of the Sponsor and the Company). Any transfer or assignment in violation of this Section 12 shall be null and void and of no force and effect.

13. Interpretation. Headings are used for reference purposes only and do not affect the meaning or interpretation of this letter agreement. When a reference is made in this letter agreement to a Section, such reference shall be to a Section of this letter agreement unless otherwise indicated. The word “including” and words of similar import when used in this letter agreement will mean “including, without limitation,” unless otherwise specified.

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Sincerely,

Yiheng Capital, LLC

By:	/s/ Yuanshan Guo
Name:	Yuanshan Guo (Jonathan Y. Guo)
Title:	Manager

[SIGNATURE PAGE TO EQUITY COMMITMENT LETTER]

Agreed to and accepted:

Harvest Holdings Limited

By:	/s/ Na Lai Chiu
Name:	Na Lai Chiu
Title:	Director

[SIGNATURE PAGE TO EQUITY COMMITMENT LETTER]